Exhibit 3.1

                              CERTIFICATE OF AMENDMENT
                                         OF
                  AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                         OF
                                   MYR GROUP INC.

          MYR Group Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

          FIRST: That the first paragraph of ARTICLE FOURTH of the Amended and Restated Certificate of Incorporation of the Company is amended to read in its entirety as follows:

          ``FOURTH: The number of shares of all classes of stock which the corporation shall have authority to issue is eleven million (11,000,000), of which ten million (10,000,000) shares of par value of $1.00 each are to be a class designated as Common Stock and one million (1,000,000) shares of par value of $1.00 each are to be of a class designated Preferred Stock. The Preferred Stock is issuable in series.''

           SECOND:   That such amendment has been duly adopted by the Board of
      Directors and approved by the holders of a majority of the corporation's shares of in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

           IN WITNESS WHEREOF, MYR Group Inc. has caused its corporate seal to be hereunto affixed and this certificate to be signed by its Senior Vice President this 23rd day of May, 1996.


                                             MYR Group Inc.

          (Seal)

                                             By /s/  Elliott C. Robbins
                                                     Elliott C. Robbins
                                                     Senior Vice President

          Attest:



          /s/ Byron D. Nelson
              Byron D. Nelson
              Secretary